Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FOURTH QUARTER NET INCOME OF $1.7 MILLION
2021 Performance demonstrates underlying franchise strength

Rockland, Massachusetts (January 20, 2022) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2021 fourth quarter net income of $1.7 million, or $0.04 per diluted share, compared to net income of $40.0 million, or $1.21 per diluted share, reported for the third quarter of 2021. Financial results for the fourth quarter 2021 reflected pre-tax merger-related costs of $37.2 million associated with the acquisition of Meridian Bancorp, Inc. ("Meridian") and its subsidiary, East Boston Savings Bank, which closed during the fourth quarter of 2021. In addition, the current period provision for credit losses included $50.7 million that was attributable to the closing of the Meridian acquisition, offset by a credit reserve release of $15.0 million for the fourth quarter. Excluding merger-related costs and provision for credit losses associated with the acquisition, and their related tax effects, operating net income was $65.7 million, or $1.63 per diluted share, for the fourth quarter of 2021 compared to operating net income of $41.4 million, or $1.25 per diluted share for the third quarter of 2021. Please refer to "Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)" below for a reconciliation of net income to operating net income.

“2021 was a pivotal year for Rockland Trust as we closed on our acquisition of East Boston Savings Bank, ending the year with over $20.4 billion in assets. We are proud of all we accomplished last year, both financially and strategically, despite the many challenges posed by the ongoing pandemic,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Our many achievements were made possible by the tireless dedication of my colleagues who performed above and beyond to achieve our strategic goals while ensuring we exceeded the expectations of our customers, supported our communities, and supported one another as colleagues. Each and every day our commitment to one another, our customers and our communities leads to a shared sense of purpose at the Bank Where Each Relationship Matters® and inspires us to find meaning in the work we do. I extend my sincere thanks to my colleagues, I am proud to serve alongside each of you. We enter 2022 committed to our singular focus on serving and bettering all of our relationships and capitalizing on the opportunities that lay before us.”

MERIDIAN BANCORP, INC.

Effective November 12, 2021, the Company completed the acquisition of Meridian, which resulted in the net addition of twenty-seven branch locations in four counties of Massachusetts, including one mobile banking unit. The transaction included the acquisition of approximately $4.9 billion in loans, the assumption of $4.4 billion in deposits, and $576.1 million of borrowings, each at fair value. Total consideration of $1.3 billion consisted of 14,299,720 shares of the Company's common stock issued, as well as $11.2 million in cash paid for stock option cancellations and in lieu of fractional shares.

The following table provides the purchase price allocation of net assets acquired for this transaction:

Net Assets Acquired at Fair Value
(Dollars in thousands)
Assets
Cash	$798,470
Investments	266
Loans (including loans held for sale)	4,908,949
Allowance for credit losses on purchased credit deteriorated ("PCD") loans	(16,540)
Bank premises and equipment	66,825
Goodwill	478,866
Core deposit and other intangibles	10,300
Other assets	125,543
Total assets acquired	$6,372,679
Liabilities
Deposits	$4,440,432
Borrowings	576,088
Other liabilities	46,432
Total liabilities assumed	$5,062,952
Purchase price	$1,309,727

Immediately after the closing, the Company paid off the acquired borrowings of $576.1 million in full.

Please refer to Appendix A for details on acquired loans and deposits along with organic changes for the periods presented.

BALANCE SHEET

Total assets of $20.4 billion at December 31, 2021 increased by $5.9 billion, or 40.5%, from the prior quarter, and by $7.2 billion, or 54.7%, as compared to the year ago period inclusive of the 2021 fourth quarter acquisition of Meridian.

Total loans at December 31, 2021 rose by $4.8 billion, or 54.3%, when compared to the prior quarter which was the net result of the acquired Meridian loan portfolio, partially offset by organic decreases in total loan balances. On an organic basis, commercial loans decreased by $153.5 million compared to the prior quarter, primarily driven by a $207.9 million reduction in Paycheck Protection Program ("PPP") loan balances. Excluding PPP activity, the organic commercial portfolio increased by $54.3 million compared to the prior quarter, or 3.5% annualized, driven by strong commercial real estate closing activity partially offset by ongoing paydowns and payoffs. The consumer real estate portfolio increased by $27.7 million on an organic basis, driven by an increase of $42.9 million, or 3.5% (13.91% annualized), in the residential portfolio, reflecting increased jumbo mortgage originations retained in portfolio, while paydowns and continued low utilization rates led to a decrease in home equity loan balances of $15.2 million, or 1.5% (6.03% annualized), compared to the prior quarter. Inclusive of the Meridian acquisition, total loans increased by $4.2 billion, or 44.7%, when compared to the year ago period.

Deposit balances of $16.9 billion at December 31, 2021 increased by $4.7 billion, or 38.0%, from the prior quarter, reflecting both the addition of Meridian deposits and organic growth in demand deposit and interest savings and checking accounts. Despite the acquisition, the total cost of deposits for the quarter remained consistent at 0.05%. Core deposits comprised 84.5% of total deposits at December 31, 2021, a decline from 92.0% at September 30, 2021, which is reflective of Meridian's higher ratio of noncore-time deposits. Inclusive of the Meridian acquisition, total deposits increased by $5.9 billion, or 53.9%, when compared to the year ago period.

The securities portfolio increased by $346.1 million, or 14.9%, when compared to the prior quarter, reflecting the Company's ongoing strategy to deploy a portion of excess cash balances into investment securities.

Total purchases for the quarter were $444.6 million, offset by paydowns, calls, and maturities, and total securities now represent 13.0% of total assets as of December 31, 2021.

Total borrowings decreased by $4.7 million, or 3.0% when compared to the prior quarter reflecting repayments of outstanding debt.

Stockholders' equity at December 31, 2021 rose to $3.0 billion, a 71.9% increase when compared to the prior quarter, due primarily to the stock issuance associated with the Meridian acquisition. Book value per share increased by $10.61, or 20.0%, to $63.75 during the fourth quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 14.78% increased by 270 basis points from the prior quarter and by 189 basis points from the year ago period. The Company's tangible book value per share at December 31, 2021 rose by $5.01, or 13.5%, from the prior quarter to $42.25, reflective of the immediate accretive impact of the Meridian acquisition, and representing an increase of 18.7% from the year ago period. The Company's ratio of tangible common equity to tangible assets of 10.31% at December 31, 2021 represents an increase of 152 basis points from the prior quarter and an increase of 105 basis points from the year ago period. Please refer to Appendix B for a detailed reconciliation of Non-GAAP metrics.

In consideration of the Company’s strong current capital position, the Company has put in place a stock buyback plan which authorizes repurchases of up to $140 million in common stock and will be in effect through January 18, 2023. The plan was previously approved by the Company’s Board of Directors, pending the receipt of non-objection from the Federal Reserve, which was received on January 19, 2022.

NET INTEREST INCOME

Net interest income for the fourth quarter increased 36.0% to $122.5 million compared to $90.1 million for the prior quarter, due to increased average interest-earning assets as a result of the Meridian acquisition as well as an increase in PPP fee recognition of $5.3 million, as $7.5 million was recognized in the fourth quarter compared to $2.2 million for the prior quarter. These factors led to an increase in net interest margin of 27 basis points from the prior quarter to 3.05%. Please refer to Appendix D for additional details regarding the net interest margin.

NONINTEREST INCOME

Noninterest income of $29.2 million for the fourth quarter of 2021 was $2.7 million, or 10.3%, higher than the prior quarter. Significant changes in noninterest income for the fourth quarter compared to the prior quarter included the following:

•Deposit account fees increased by $743,000, or 17.3%, primarily driven by overdraft fees and increased volume attributable to the Meridian acquisition.

•Interchange and ATM fees increased by $317,000, or 9.2%, due primarily to increased volume from both the Meridian acquisition and seasonal spending.

•Investment management income decreased by $216,000, or 2.4% compared to prior quarter due primarily to decreased insurance commissions during the fourth quarter, along with the fact that market appreciation in assets under administration occurred late in the quarter. As of December 31, 2021, total assets under administration reached a record level of $5.7 billion.

•Mortgage banking income decreased by $815,000, or 28.8%, primarily reflecting a larger portion of new originations retained in the Company's portfolio versus being sold in the secondary market as compared to the prior quarter.

•The increase in cash surrender value of life insurance policies rose by $327,000, or 20.5% in the fourth quarter due primarily to policies obtained from the Meridian acquisition, along with annual dividends on policies received during the fourth quarter.

•Loan level derivative income increased by $1.8 million, to $2.4 million, due primarily to increased customer demand.

•Other noninterest income increased by $571,000, or 12.6%, primarily attributable to increased rental income from equipment leases, capital gain distributions on equity securities, discounted purchases of Massachusetts historical tax credits and income from like-kind exchanges, offset by lower other investment income during the quarter and commercial loan late charges.

NONINTEREST EXPENSE

Noninterest expense of $117.1 million for the fourth quarter of 2021 was $44.7 million, or 61.7% higher than the prior quarter. Significant changes in noninterest expense for the fourth quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $5.6 million, or 13.2%, primarily due to the increased workforce base following the Meridian acquisition as well as increases in incentive compensation and commissions, offset partially by decreased pension costs.

•Occupancy and equipment increased by $1.2 million, or 13.5%, primarily attributable to the expanded branch network, real estate and other fixed assets resulting from the Meridian acquisition.

•Data processing increased $202,000, or 12.1%, due primarily to timing of certain initiatives and system upgrades.

•FDIC assessment increased by $195,000, or 19.9%, primarily due to an increased assessment base resulting from the Meridian acquisition.

•Merger and acquisition costs increased to $37.2 million, compared to $1.9 million for the prior quarter and were attributable to the Meridian acquisition. The majority of these costs include change in control contracts, severance, branch closure and conversion costs, contract termination costs and other integration costs.

•Other noninterest expense increased by $2.3 million, or 13.7%, primarily due to increases in consultant fees, advertising, software maintenance, and amortization of Meridian-related core deposit and other intangible assets.

    The Company generated a return on average assets and a return on average common equity of 0.04% and 0.28%, respectively, for the fourth quarter of 2021, as compared to 1.11% and 9.04%, respectively, for the prior quarter. On an operating basis, return on average assets and return on average common equity were 1.47% and 10.75%, respectively, for the fourth quarter of 2021 as compared to 1.15% and 9.35%, respectively for the prior quarter.

The Company recorded a tax benefit of $2.8 million for the fourth quarter, which included discrete positive true up adjustments of $975,000 associated with the 2020 tax return filing, as well as adjustments for merger related expenses associated with the closing of the Meridian acquisition.

ASSET QUALITY

Asset quality metrics improved during the fourth quarter driven primarily by the sale of one large commercial and industrial loan relationship in October 2021, the aggregate balance of which totaled $15.6 million, and resulted in a recovery of $2.5 million. As a result, the Company recorded total net recoveries of $2.4 million, equating to (0.09)% of average loans on an annualized basis. Nonperforming loans, inclusive of approximately $4.5 million from the Meridian acquired portfolios, decreased by 39.3% to $27.8 million, or 0.20% of total loans at December 31, 2021, as compared to $45.8 million, or 0.52% of total loans, at September 30, 2021.

In addition, total loans subject to a payment deferral increased from the prior quarter to $383.1 million, or 2.8% of total loans at December 31, 2021, primarily due to the addition of $194.3 million in COVID-19 related modifications in the acquired Meridian portfolio. The majority of the loans subject to a payment deferral at December 31, 2021 were characterized as current loans. Delinquency as a percentage of total loans increased 13 basis points from the prior quarter, yet remained low at 0.34%. Please refer to Appendix E for additional details regarding loans whose terms have been modified as a result of the COVID-19 pandemic.

The Company recorded a provision for credit losses of $35.7 million during the fourth quarter of 2021, including the net impact of a $50.7 million provision to establish allowance for credit losses for the non-purchased credit deteriorated loans acquired from Meridian, offset by a $15.0 million release of credit reserves reflecting continued improvement in both expected asset quality metrics and overall macro-economic assumptions. The allowance for credit losses on total loans was $146.9 million at December 31, 2021, or 1.08% of total loans, as compared to $92.2 million at September 30, 2021, or 1.05% of total loans. The allowance for credit losses as a percentage of total loans, excluding PPP loans, was 1.10% and 1.09% at December 31, 2021 and September 30, 2021, respectively.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss fourth quarter earnings at 10:00 a.m. Eastern Time on Friday, January 21, 2022. Internet access to the call is available on the Company’s website at www.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 1508639 and will be available through January 28, 2022. Additionally, a webcast replay will be available until January 21, 2023.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2021 list, an honor earned for the 13th consecutive year. In 2021, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list for the second year in a row. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, and numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust's sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. In addition, Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through over 120 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, North Shore, South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;
•the length and extent of economic contraction as a result of the COVID-19 pandemic and potential effects of inflationary pressures, labor market shortages and supply chain issues;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions, including the acquisition of Meridian, may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws and changes in tax laws;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;
•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to, changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time. Statements about the COVID-19 pandemic and its potential impact on the Company's business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond the Company's control, including the scope, duration and extent of the pandemic and any further resurgences, the efficacy, availability and public acceptance of vaccines, boosters or other treatments, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of these actions and the pandemic generally on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, core net interest margin ("core margin"), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, provision for credit losses on acquired loan portfolios, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	December 31 2021	September 30 2021	December 31 2020	Dec 2021 vs.	Dec 2021 vs.
				Sept 2021	Dec 2020
Assets
Cash and due from banks	$141,581	$138,148	$169,460	2.49%	(16.45)%
Interest-earning deposits with banks	2,099,103	1,869,683	1,127,176	12.27%	86.23%
Securities
Trading	3,720	3,504	2,838	6.16%	31.08%
Equities	23,173	22,794	22,107	1.66%	4.82%
Available for sale	1,571,148	1,427,210	412,860	10.09%	280.55%
Held to maturity	1,066,818	865,249	724,512	23.30%	47.25%
Total securities	2,664,859	2,318,757	1,162,317	14.93%	129.27%
Loans held for sale	24,679	33,553	58,104	(26.45)%	(57.53)%
Loans
Commercial and industrial	1,563,279	1,640,709	2,103,152	(4.72)%	(25.67)%
Commercial real estate	7,992,344	4,221,259	4,173,927	89.34%	91.48%
Commercial construction	1,165,457	515,415	553,929	126.12%	110.40%
Small business	193,189	184,138	175,023	4.92%	10.38%
Total commercial	10,914,269	6,561,521	7,006,031	66.34%	55.78%
Residential real estate	1,604,686	1,222,849	1,296,183	31.23%	23.80%
Home equity - first position	589,550	592,564	633,142	(0.51)%	(6.89)%
Home equity - subordinate positions	450,061	407,904	435,648	10.34%	3.31%
Total consumer real estate	2,644,297	2,223,317	2,364,973	18.93%	11.81%
Other consumer	28,720	23,175	21,862	23.93%	31.37%
Total loans	13,587,286	8,808,013	9,392,866	54.26%	44.66%
Less: allowance for credit losses	(146,922)	(92,246)	(113,392)	59.27%	29.57%
Net loans	13,440,364	8,715,767	9,279,474	54.21%	44.84%
Federal Home Loan Bank stock	11,407	8,666	10,250	31.63%	11.29%
Bank premises and equipment, net	195,590	123,528	116,393	58.34%	68.04%
Goodwill	985,072	506,206	506,206	94.60%	94.60%
Other intangible assets	32,772	19,055	23,107	71.99%	41.83%
Cash surrender value of life insurance policies	289,304	244,573	200,525	18.29%	44.27%
Other assets	538,674	555,375	551,289	(3.01)%	(2.29)%
Total assets	$20,423,405	$14,533,311	$13,204,301	40.53%	54.67%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$5,479,503	$4,590,492	$3,762,306	19.37%	45.64%
Savings and interest checking accounts	6,350,016	4,484,208	4,047,332	41.61%	56.89%
Money market	3,556,375	2,399,878	2,232,903	48.19%	59.27%
Time certificates of deposit	1,531,150	785,562	950,629	94.91%	61.07%
Total deposits	16,917,044	12,260,140	10,993,170	37.98%	53.89%
Borrowings
Federal Home Loan Bank borrowings	25,667	25,675	35,740	(0.03)%	(28.18)%
Long-term borrowings, net	14,063	18,750	32,773	(25.00)%	(57.09)%
Junior subordinated debentures, net	62,853	62,853	62,851	—%	—%
Subordinated debentures, net	49,791	49,767	49,696	0.05%	0.19%
Total borrowings	152,374	157,045	181,060	(2.97)%	(15.84)%
Total deposits and borrowings	17,069,418	12,417,185	11,174,230	37.47%	52.76%
Other liabilities	335,538	360,172	327,386	(6.84)%	2.49%
Total liabilities	17,404,956	12,777,357	11,501,616	36.22%	51.33%
Stockholders' equity
Common stock	472	329	328	43.47%	43.90%

Additional paid in capital	2,249,078	949,316	945,638	136.92%	137.84%
Retained earnings	766,716	787,742	716,024	(2.67)%	7.08%
Accumulated other comprehensive income, net of tax	2,183	18,567	40,695	(88.24)%	(94.64)%
Total stockholders' equity	3,018,449	1,755,954	1,702,685	71.90%	77.28%
Total liabilities and stockholders' equity	$20,423,405	$14,533,311	$13,204,301	40.53%	54.67%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	December 31 2021	September 30 2021	December 31 2020	Dec 2021 vs.	Dec 2021 vs.
				Sept 2021	Dec 2020
Interest income
Interest on federal funds sold and short-term investments	$840	$815	$301	3.07%	179.07%
Interest and dividends on securities	8,876	7,796	7,135	13.85%	24.40%
Interest and fees on loans	116,024	84,212	89,068	37.78%	30.26%
Interest on loans held for sale	181	193	301	(6.22)%	(39.87)%
Total interest income	125,921	93,016	96,805	35.38%	30.08%
Interest expense
Interest on deposits	1,966	1,633	3,982	20.39%	(50.63)%
Interest on borrowings	1,425	1,292	1,380	10.29%	3.26%
Total interest expense	3,391	2,925	5,362	15.93%	(36.76)%
Net interest income	122,530	90,091	91,443	36.01%	34.00%
Provision for credit losses	35,705	(10,000)	—	(457.05)%	100.00%
Net interest income after provision for credit losses	86,825	100,091	91,443	(13.25)%	(5.05)%
Noninterest income
Deposit account fees	5,041	4,298	3,894	17.29%	29.46%
Interchange and ATM fees	3,758	3,441	2,680	9.21%	40.22%
Investment management	8,958	9,174	7,736	(2.35)%	15.80%
Mortgage banking income	2,010	2,825	5,378	(28.85)%	(62.63)%
Increase in cash surrender value of life insurance policies	1,923	1,596	1,460	20.49%	31.71%
Gain on life insurance benefits	—	—	352	n/a	(100.00)%
Loan level derivative income	2,382	586	1,140	306.48%	108.95%
Other noninterest income	5,108	4,537	4,828	12.59%	5.80%
Total noninterest income	29,180	26,457	27,468	10.29%	6.23%
Noninterest expenses
Salaries and employee benefits	47,827	42,235	39,433	13.24%	21.29%
Occupancy and equipment expenses	9,722	8,564	9,187	13.52%	5.82%
Data processing and facilities management	1,875	1,673	1,581	12.07%	18.60%
FDIC assessment	1,175	980	985	19.90%	19.29%
Merger and acquisition expense	37,166	1,943	—	1,812.82%	100.00%
Lease impairment	—	—	4,163	n/a	(100.00)%
Loss on sale of other equity investments	—	—	1,033	n/a	(100.00)%
Other noninterest expenses	19,361	17,024	17,345	13.73%	11.62%
Total noninterest expenses	117,126	72,419	73,727	61.73%	58.86%
Income (loss) before income taxes	(1,121)	54,129	45,184	(102.07)%	(102.48)%
Provision (benefit) for income taxes	(2,823)	14,122	10,543	(119.99)%	(126.78)%
Net Income	$1,702	$40,007	$34,641	(95.75)%	(95.09)%

Weighted average common shares (basic)	40,354,728	33,043,716	32,964,090
Common share equivalents	20,438	15,554	26,348
Weighted average common shares (diluted)	40,375,166	33,059,270	32,990,438

Basic earnings per share	$0.04	$1.21	$1.05	(96.69)%	(96.19)%

Diluted earnings per share	$0.04	$1.21	$1.05	(96.69)%	(96.19)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$1,702	$40,007	$34,641
Provision for non-PCD acquired loans	50,705	—	—
Noninterest expense components
Add - merger and acquisition expenses	37,166	1,943	—
Noncore increases to income before taxes	87,871	1,943	—
Net tax benefit associated with noncore items (1)	(23,866)	(546)	—
Noncore increases to net income	64,005	1,397	—
Operating net income (Non-GAAP)	$65,707	$41,404	$34,641	58.70%	89.68%

Diluted earnings per share, on an operating basis	$1.63	$1.25	$1.05	30.40%	55.24%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.05%	2.78%	3.10%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	0.04%	1.11%	1.04%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.47%	1.15%	1.04%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	0.28%	9.04%	8.10%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	10.75%	9.35%	8.10%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Years Ended
			% Change
	December 31 2021	December 31 2020	Dec 2021 vs.
			Dec 2020

Interest income
Interest on federal funds sold and short-term investments	$2,494	$847	194.45%
Interest and dividends on securities	30,493	30,168	1.08%
Interest and fees on loans	381,433	369,836	3.14%
Interest on loans held for sale	856	1,218	(29.72)%
Total interest income	415,276	402,069	3.28%
Interest expense
Interest on deposits	8,327	27,333	(69.53)%
Interest on borrowings	5,390	7,008	(23.09)%
Total interest expense	13,717	34,341	(60.06)%
Net interest income	401,559	367,728	9.20%
Provision for credit losses	18,205	52,500	(65.32)%
Net interest income after provision for credit losses	383,354	315,228	21.61%
Noninterest income
Deposit account fees	16,745	15,121	10.74%
Interchange and ATM fees	12,987	15,834	(17.98)%
Investment management	35,308	29,432	19.96%
Mortgage banking income	13,280	18,948	(29.91)%
Increase in cash surrender value of life insurance policies	6,431	5,362	19.94%
Gain on life insurance benefits	258	1,044	(75.29)%
Loan level derivative income	3,257	10,058	(67.62)%
Other noninterest income	17,584	15,641	12.42%

Total noninterest income	105,850	111,440	(5.02)%
Noninterest expenses
Salaries and employee benefits	172,586	152,460	13.20%
Occupancy and equipment expenses	36,265	37,050	(2.12)%
Data processing and facilities management	6,899	6,265	10.12%
FDIC assessment	3,980	2,522	57.81%
Lease impairment	—	4,163	(100.00)%
Loss on sale of other equity investments	—	1,033	(100.00)%
Loss on termination of derivatives	—	684	(100.00)%
Merger and acquisition expense	40,840	—	100.00%
Other noninterest expenses	71,959	69,655	3.31%
Total noninterest expenses	332,529	273,832	21.44%
Income before income taxes	156,675	152,836	2.51%
Provision for income taxes	35,683	31,669	12.67%
Net Income	$120,992	$121,167	(0.14)%

Weighted average common shares (basic)	34,872,034	33,259,643
Common share equivalents	16,484	25,646
Weighted average common shares (diluted)	34,888,518	33,285,289

Basic earnings per share	$3.47	$3.64	(4.67)%
Diluted earnings per share	$3.47	$3.64	(4.67)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$120,992	$121,167
Provision for non-PCD acquired loans	50,705	—
Noninterest expense components
Add - loss on termination of derivatives	—	684
Add - merger and acquisition expenses	40,840	—
Noncore increases to income before taxes	91,545	684
Net tax benefit associated with noncore items (1)	(24,899)	(192)
Noncore increases to net income	$66,646	$492
Operating net income (Non-GAAP)	$187,638	$121,659	54.23%

Diluted earnings per share, on an operating basis	$5.38	$3.66	46.99%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.02%	3.29%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	0.81%	0.96%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.26%	0.97%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	6.34%	7.13%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	9.83%	7.16%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	December 31 2021	September 30 2021	December 31 2020
Nonperforming loans
Commercial & industrial loans	$3,439	$19,275	$34,729
Commercial real estate loans	10,870	11,788	10,195
Small business loans	44	46	825
Residential real estate loans	9,182	10,872	15,528
Home equity	3,781	3,746	5,427
Other consumer	504	83	157
Total nonperforming loans	27,820	45,810	66,861
Total nonperforming assets	$27,820	$45,810	$66,861

Nonperforming loans/gross loans	0.20%	0.52%	0.71%
Nonperforming assets/total assets	0.14%	0.32%	0.51%
Allowance for credit losses/nonperforming loans	528.12%	201.37%	169.59%
Allowance for credit losses/total loans	1.08%	1.05%	1.21%
Delinquent loans/total loans	0.34%	0.21%	0.23%

	Nonperforming Assets Reconciliation for the Three Months Ended
	December 31 2021	September 30 2021	December 31 2020

Nonperforming assets beginning balance	$45,810	$47,818	$98,025
New to nonperforming	3,875	4,613	22,052
Acquired loans	4,463	—	—
Loans charged-off	(445)	(332)	(2,698)
Loans paid-off /sold	(21,162)	(3,488)	(45,327)
Loans restored to performing status	(4,925)	(2,813)	(5,373)
Other	204	12	182
Nonperforming assets ending balance	$27,820	$45,810	$66,861

	Net Charge-Offs (Recoveries)
	Three Months Ended			Years Ended
	December 31 2021	September 30 2021	December 31 2020	December 31 2021	December 31 2020
Net charge-offs (recoveries)
Commercial and industrial loans	$(2,586)	$—	$1,882	$788	$2,020
Commercial real estate loans	—	—	—	(57)	3,876
Small business loans	2	33	161	121	347
Residential real estate loans	—	—	105	(1)	103
Home equity	(142)	(49)	(36)	(180)	(68)
Other consumer	295	127	121	544	590
Total net (recoveries) charge-offs	$(2,431)	$111	$2,233	$1,215	$6,868

Net (recoveries) charge-offs to average loans (annualized)	(0.09)%	0.00%	0.09%	0.01%	0.07%

	Troubled Debt Restructurings At
	December 31 2021	September 30 2021	December 31 2020
Troubled debt restructurings on accrual status	$14,635	$15,950	$16,983
Troubled debt restructurings on nonaccrual status	1,993	21,104	22,209
Total troubled debt restructurings	$16,628	$37,054	$39,192

BALANCE SHEET AND CAPITAL RATIOS
	December 31 2021	September 30 2021	December 31 2020
Gross loans/total deposits	80.32%	71.84%	85.44%
Common equity tier 1 capital ratio (1)	14.22%	13.53%	12.67%
Tier 1 leverage capital ratio (1)	12.38%	9.36%	9.56%
Common equity to assets ratio GAAP	14.78%	12.08%	12.89%
Tangible common equity to tangible assets ratio (2)	10.31%	8.79%	9.26%
Book value per share GAAP	$63.75	$53.14	$51.65
Tangible book value per share (2)	$42.25	$37.24	$35.59
(1) Estimated number for December 31, 2021.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$2,107,325	$840	0.16%	$2,135,031	$815	0.15%	$1,190,965	$301	0.10%
Securities
Securities - trading	3,572	—	—%	3,498	—	—%	2,660	—	—%
Securities - taxable investments	2,520,248	8,874	1.40%	1,880,863	7,792	1.64%	1,122,055	7,127	2.53%
Securities - nontaxable investments (1)	216	3	5.51%	468	5	4.24%	1,041	10	3.82%
Total securities	$2,524,036	$8,877	1.40%	$1,884,829	$7,797	1.64%	$1,125,756	$7,137	2.52%
Loans held for sale	28,428	181	2.53%	30,143	193	2.54%	48,604	301	2.46%
Loans
Commercial and industrial (1)	1,603,776	21,046	5.21%	1,640,422	15,309	3.70%	2,080,045	18,308	3.50%
Commercial real estate (1)	6,207,248	62,531	4.00%	4,232,575	41,469	3.89%	4,130,945	41,213	3.97%
Commercial construction	884,243	9,720	4.36%	507,393	4,916	3.84%	582,900	5,609	3.83%
Small business	186,939	2,352	4.99%	181,953	2,341	5.10%	169,645	2,276	5.34%
Total commercial	8,882,206	95,649	4.27%	6,562,343	64,035	3.87%	6,963,535	67,406	3.85%
Residential real estate	1,415,488	11,830	3.32%	1,231,606	10,955	3.53%	1,322,016	12,020	3.62%
Home equity	1,021,354	8,769	3.41%	1,007,371	9,043	3.56%	1,086,781	9,379	3.43%
Total consumer real estate	2,436,842	20,599	3.35%	2,238,977	19,998	3.54%	2,408,797	21,399	3.53%
Other consumer	25,378	427	6.68%	25,929	398	6.09%	23,860	468	7.80%
Total loans	$11,344,426	$116,675	4.08%	$8,827,249	$84,431	3.79%	$9,396,192	$89,273	3.78%
Total interest-earning assets	$16,004,215	$126,573	3.14%	$12,877,252	$93,236	2.87%	$11,761,517	$97,012	3.28%
Cash and due from banks	168,907			144,556			136,602
Federal Home Loan Bank stock	12,557			8,904			10,475
Other assets	1,569,995			1,268,199			1,284,948
Total assets	$17,755,674			$14,298,911			$13,193,542
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$5,471,560	$465	0.03%	$4,426,106	$338	0.03%	$3,975,140	$540	0.05%
Money market	3,049,300	537	0.07%	2,375,492	443	0.07%	2,232,007	671	0.12%
Time deposits	1,196,889	964	0.32%	795,943	852	0.42%	1,014,388	2,771	1.09%
Total interest-bearing deposits	$9,717,749	$1,966	0.08%	$7,597,541	$1,633	0.09%	$7,221,535	$3,982	0.22%
Borrowings
Federal Home Loan Bank borrowings	63,428	353	2.21%	31,118	165	2.10%	36,297	195	2.14%
Long-term borrowings	14,063	49	1.38%	18,742	77	1.63%	32,765	131	1.59%
Junior subordinated debentures	62,853	405	2.56%	62,852	432	2.73%	62,850	436	2.76%
Subordinated debentures	49,776	618	4.93%	49,753	617	4.92%	49,683	618	4.95%
Total borrowings	$190,120	$1,425	2.97%	$162,465	$1,291	3.15%	$181,595	$1,380	3.02%
Total interest-bearing liabilities	$9,907,869	$3,391	0.14%	$7,760,006	$2,924	0.15%	$7,403,130	$5,362	0.29%
Noninterest-bearing demand deposits	5,124,859			4,502,045			3,770,580
Other liabilities	298,557			280,754			318,981
Total liabilities	$15,331,285			$12,542,805			$11,492,691
Stockholders' equity	2,424,389			1,756,106			1,700,851

Total liabilities and stockholders' equity	$17,755,674			$14,298,911			$13,193,542

Net interest income		$123,182			$90,312			$91,650

Interest rate spread (2)			3.00%			2.72%			2.99%

Net interest margin (3)			3.05%			2.78%			3.10%

Supplemental Information
Total deposits, including demand deposits	$14,842,608	$1,966		$12,099,586	$1,633		$10,992,115	$3,982
Cost of total deposits			0.05%			0.05%			0.14%
Total funding liabilities, including demand deposits	$15,032,728	$3,391		$12,262,051	$2,924		$11,173,710	$5,362
Cost of total funding liabilities			0.09%			0.09%			0.19%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $652,000, $220,000, and $207,000 for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Years Ended
	December 31, 2021			December 31, 2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$1,864,346	$2,494	0.13%	$748,419	$847	0.11%
Securities
Securities - trading	3,344	—	—%	2,481	—	—%
Securities - taxable investments	1,795,199	30,477	1.70%	1,164,439	30,133	2.59%
Securities - nontaxable investments (1)	469	20	4.26%	1,142	44	3.85%
Total securities	$1,799,012	$30,497	1.70%	$1,168,062	$30,177	2.58%
Loans held for sale	34,056	856	2.51%	44,521	1,218	2.74%
Loans
Commercial and industrial (1)	1,823,914	79,752	4.37%	1,858,951	70,335	3.78%
Commercial real estate (1)	4,702,346	185,908	3.95%	4,070,462	171,013	4.20%
Commercial construction	616,037	24,696	4.01%	561,431	22,950	4.09%
Small business	180,473	9,276	5.14%	171,839	9,529	5.55%
Total commercial	7,322,770	299,632	4.09%	6,662,683	273,827	4.11%
Residential real estate	1,286,470	46,279	3.60%	1,435,655	53,876	3.75%
Home equity	1,025,809	35,160	3.43%	1,116,005	40,996	3.67%
Total consumer real estate	2,312,279	81,439	3.52%	2,551,660	94,872	3.72%
Other consumer	23,885	1,668	6.98%	25,195	2,055	8.16%
Total loans	$9,658,934	$382,739	3.96%	$9,239,538	$370,754	4.01%
Total interest-earning assets	$13,356,348	$416,586	3.12%	$11,200,540	$402,996	3.60%
Cash and due from banks	152,723			125,896
Federal Home Loan Bank stock	10,283			15,843
Other assets	1,335,193			1,263,332
Total assets	$14,854,547			$12,605,611
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$4,590,055	$1,610	0.04%	$3,688,360	$4,413	0.12%
Money market	2,516,871	1,930	0.08%	2,041,853	6,166	0.30%
Time deposits	936,046	4,787	0.51%	1,155,399	16,754	1.45%
Total interest-bearing deposits	$8,042,972	$8,327	0.10%	$6,885,612	$27,333	0.40%
Borrowings
Federal Home Loan Bank borrowings	41,556	897	2.16%	162,776	1,564	0.96%
Long-term borrowings	21,072	331	1.57%	54,082	1,176	2.17%
Junior subordinated debentures	62,852	1,692	2.69%	62,850	1,798	2.86%
Subordinated debentures	49,741	2,470	4.97%	49,647	2,470	4.98%
Total borrowings	$175,221	$5,390	3.08%	$329,355	$7,008	2.13%
Total interest-bearing liabilities	$8,218,193	$13,717	0.17%	$7,214,967	$34,341	0.48%
Noninterest-bearing demand deposits	4,443,410			3,386,140
Other liabilities	284,679			304,957
Total liabilities	$12,946,282			$10,906,064
Stockholders' equity	1,908,265			1,699,547

Total liabilities and stockholders' equity	$14,854,547			$12,605,611

Net interest income		$402,869			$368,655

Interest rate spread (2)			2.95%			3.12%

Net interest margin (3)			3.02%			3.29%

Supplemental Information
Total deposits, including demand deposits	$12,486,382	$8,327		$10,271,752	$27,333
Cost of total deposits			0.07%			0.27%
Total funding liabilities, including demand deposits	$12,661,603	$13,717		$10,601,107	$34,341
Cost of total funding liabilities			0.11%			0.32%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $1.3 million and $927,000 for the years ended December 31, 2021 and 2020, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

APPENDIX A: Organic Loan and Deposit Growth
(Unaudited, dollars in thousands)

	Linked Quarter
	December 31 2021	September 30 2021	Meridian Balances Acquired	Organic Growth/(Decline)	Organic Growth/(Decline)%
Loans
Commercial and industrial (1)	$1,563,279	$1,640,709	$110,359	$(187,789)	(11.45)%
Commercial real estate	7,992,344	4,221,259	3,702,407	$68,678	1.63%
Commercial construction	1,165,457	515,415	691,978	$(41,936)	(8.14)%
Small business	193,189	184,138	1,552	$7,499	4.07%
Total commercial	10,914,269	6,561,521	4,506,296	$(153,548)	(2.34)%
Residential real estate	1,604,686	1,222,849	338,959	$42,878	3.51%
Home equity	1,039,611	1,000,468	54,355	$(15,212)	(1.52)%
Total consumer real estate	2,644,297	2,223,317	393,314	$27,666	1.24%
Total other consumer	28,720	23,175	9,339	$(3,794)	(16.37)%
Total loans	$13,587,286	$8,808,013	$4,908,949	$(129,676)	(1.47)%

Deposits
Noninterest-bearing demand deposits	$5,479,503	$4,590,492	$819,792	$69,219	1.51%
Savings and interest checking accounts	6,350,016	4,484,208	1,647,600	$218,208	4.87%
Money market	3,556,375	2,399,878	1,156,563	$(66)	—%
Time certificates of deposit	1,531,150	785,562	816,477	$(70,889)	(9.02)%
Total deposits	$16,917,044	$12,260,140	$4,440,432	$216,472	1.77%

(1)Organic loan growth/(decline) within commercial and industrial in the table above includes a decrease in PPP loan balances of $207.9 million.

	Year-over-Year
	December 31 2021	December 31 2020	Meridian Balances Acquired	Organic Growth/(Decline)	Organic Growth/(Decline)%
Loans
Commercial and industrial (1)	$1,563,279	$2,103,152	$110,359	$(650,232)	(30.92)%
Commercial real estate	7,992,344	4,173,927	3,702,407	116,010	2.78%
Commercial construction	1,165,457	553,929	691,978	(80,450)	(14.52)%
Small business	193,189	175,023	1,552	16,614	9.49%
Total commercial	10,914,269	7,006,031	4,506,296	(598,058)	(8.54)%
Residential real estate	1,604,686	1,296,183	338,959	(30,456)	(2.35)%
Home equity	1,039,611	1,068,790	54,355	(83,534)	(7.82)%
Total consumer real estate	2,644,297	2,364,973	393,314	(113,990)	(4.82)%
Total other consumer	28,720	21,862	9,339	(2,481)	(11.35)%
Total loans	$13,587,286	$9,392,866	$4,908,949	$(714,529)	(7.61)%

Deposits
Noninterest-bearing demand deposits	$5,479,503	$3,762,306	$819,792	$897,405	23.85%
Savings and interest checking accounts	6,350,016	4,047,332	1,647,600	655,084	16.19%
Money market	3,556,375	2,232,903	1,156,563	166,909	7.47%
Time certificates of deposit	1,531,150	950,629	816,477	(235,956)	(24.82)%
Total deposits	$16,917,044	$10,993,170	$4,440,432	$1,483,442	13.49%

(1)Organic loan growth/(decline) within commercial and industrial in the table above includes a decrease in PPP loan balances of $616.2 million.

APPENDIX B: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity to tangible assets ratio, tangible book value per share, and loan and allowance metrics, exclusive of PPP loan balances at the dates indicated:

	December 31 2021	September 30 2021	December 31 2020
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$3,018,449	$1,755,954	$1,702,685	(a)
Less: Goodwill and other intangibles	1,017,844	525,261	529,313
Tangible common equity	$2,000,605	$1,230,693	$1,173,372	(b)
Tangible assets
Assets (GAAP)	$20,423,405	$14,533,311	$13,204,301	(c)
Less: Goodwill and other intangibles	1,017,844	525,261	529,313
Tangible assets	$19,405,561	$14,008,050	$12,674,988	(d)

Common Shares	47,349,778	33,043,812	32,965,692	(e)

Common equity to assets ratio (GAAP)	14.78%	12.08%	12.89%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	10.31%	8.79%	9.26%	(b/d)
Book value per share (GAAP)	$63.75	$53.14	$51.65	(a/e)
Tangible book value per share (Non-GAAP)	$42.25	$37.24	$35.59	(b/e)

Total loans (GAAP)	$13,587,286	$8,808,013	$9,392,866
Total loans, excluding PPP (Non-GAAP)	$13,371,070	$8,424,442	$8,600,956

Allowance as a % of total loans (GAAP)	1.08%	1.05%	1.21%
Allowance as a % of total loans, excluding PPP (Non-GAAP)	1.10%	1.09%	1.32%

APPENDIX C: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Years Ended
	December 31 2021	September 30 2021	December 31 2020	December 31 2021	December 31 2020
Net interest income (GAAP)	$122,530	$90,091	$91,443	$401,559	$367,728	(a)

Noninterest income (GAAP)	$29,180	$26,457	$27,468	$105,850	$111,440	(b)
Noninterest income on an operating basis (Non-GAAP)	$29,180	$26,457	$27,468	$105,850	$111,440	(c)

Noninterest expense (GAAP)	$117,126	$72,419	$73,727	$332,529	$273,832	(d)
Less:
Merger and acquisition expense	37,166	1,943	—	40,840	—
Loss on termination of derivatives	—	—	—	—	684
Noninterest expense on an operating basis (Non-GAAP)	$79,960	$70,476	$73,727	$291,689	$273,148	(e)

Total revenue (GAAP)	$151,710	$116,548	$118,911	$507,409	$479,168	(a+b)
Total operating revenue (Non-GAAP)	$151,710	$116,548	$118,911	$507,409	$479,168	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	19.23%	22.70%	23.10%	20.86%	23.26%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	19.23%	22.70%	23.10%	20.86%	23.26%	(c/(a+c))
Efficiency ratio (GAAP based)	77.20%	62.14%	62.00%	65.53%	57.15%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	52.71%	60.47%	62.00%	57.49%	57.00%	(e/(a+c))

APPENDIX D: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	Three Months Ended
	December 31, 2021			September 30, 2021
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
				(Dollars in thousands)
Reported total interest earning assets	$16,004,215	$123,589	3.05%	$12,877,252	$90,247	2.78%
Core adjustments:
PPP volume @ 1%	(315,420)	(793)		(418,645)	(1,064)
PPP fee amortization		(7,537)			(2,242)
Total PPP impact	(315,420)	(8,330)	(0.14)%	(418,645)	(3,306)	(0.01)%
Acquisition related:
Loan accretion		(1,534)			(1,927)
CD fair market accretion		(365)			—
		(1,899)	(0.05)%		(1,927)	(0.06)%

Nonaccrual interest		64	—%		163	—%

Other noncore adjustments		(1,234)	(0.03)%		(415)	(0.01)%

Core margin (Non-GAAP)	$15,688,795	$112,190	2.83%	$12,458,607	$84,762	2.70%

APPENDIX E: COVID-19 Related Modifications Details

Deferrals by Modification Type
	Deferral of Principal Only	Total Portfolio	% Deferral
	(Dollars in thousands)
Commercial and industrial	$560	$1,563,279	—%
Commercial real estate (1)	382,535	9,157,801	4.2%
Business banking	—	193,189	—%
Residential real estate	—	1,604,686	—%
Home equity	—	1,039,611	—%
Consumer	—	28,720	—%
Total active deferrals as of December 31, 2021 (2)	$383,095	$13,587,286	2.8%
(1) Balances include commercial construction deferrals.
(2) Total active deferrals are inclusive of Meridian acquired deferrals of $194.3 million.